Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 8, 2019 (except for Note 12, as to which the date is April 29, 2019), with respect to the financial statements of Applied Therapeutics, Inc. included in the Registration Statement (Form S-1 No. 333-235988) and related Prospectus of Applied Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

January 23, 2020